Exhibit 4.2
ADS RIGHTS AGENT AGREEMENT
March . . . , 2009
The Bank of New York Mellon
c/o BNY Mellon Shareowner Services
480 Washington Blvd, 27th Floor
Jersey City, New Jersey 07310
Attention: Joanne F. DiGiovanni
Ladies and Gentlemen:
     HSBC Holdings plc, a company incorporated under the laws of England and Wales (the “Company”), will grant to existing registered holders (the “ADS Holders”) of American Depositary Shares (“ADSs”) issued under the Amended and Restated Deposit Agreement dated as of March 22, 2001, as amended and restated as of March 27, 2001 and March 28, 2003 the (“Deposit Agreement”), among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and all Holders and Beneficial Owners (as those terms are defined in the Deposit Agreement) from time to time of American Depositary Receipts (“ADRs”) issued thereunder evidencing ADSs that are registered on the books of the Depositary as of March 13, 2009 (the “Record Date”) the right to purchase new ADSs at the U.S. dollar equivalent of £12.70 per new ADS (the “Rights Offer”). Each ADS Holder will receive five ADS rights (each, an “ADS Right”) for every 12 ADSs held on the Record Date, and each ADS Right will entitle the registered holder (a “Rights Holder”) to purchase one new ADS in the Rights Offer. Each ADS represents five ordinary shares (each, a “Share”) of the Company. Entitlements to ADS Rights will be rounded down to the nearest whole number. The Depositary will use reasonable efforts to sell the number of rights to purchase Shares (“Share Rights”) granted by the Company to holders of Shares (the “Share Rights Offering”) that would underlie the aggregate of fractional ADS Rights and the net proceeds of that sale will be distributed pro rata to ADS Holders entitled to them.
     Pursuant to the Rights Offer, each Rights Holder may instruct the Depositary to sell the amount of Share Rights underlying its ADS Rights or may surrender its ADS Rights to the Agent (as defined below) for the purpose of withdrawing the applicable number of underlying Share Rights.
     ADS Holders wishing to exercise ADS Rights must deposit $19.53 (the “Deposit Amount”) for each new ADS subscribed for. The Deposit Amount is equal to the U.S. dollar equivalent of the subscription price of £12.70 per new ADSs, based on an exchange rate of £0.7153 = $1.00 as of March 13, 2009, plus 10 percent of that amount to cover possible exchange rate fluctuations during the subscription period, applicable U.K. stamp duty reserve tax and any currency conversion expenses.
     The subscription period for the Rights Offer (the “Subscription Period”) is expected to commence on or about March 20, 2009 and will end, as to ADSs, at 5:00 p.m., New York time, on March 31, 2009, or a later date and time to which the Company has extended the Rights Offer with notice to the Agent (the “Subscription Expiration Time”). The Rights Offer will be made to each Rights Holder by means of the prospectus dated March 17, 2009 substantially in the form of Annex A to this Agreement (the “Prospectus”), which will be made available electronically and, upon request, by post, to all Holders and Beneficial Owners of ADSs. The Holders as of the Record Date will receive a subscription form in the form of Annex B to this Agreement (a “Subscription Form”) detailing their ADS Rights entitlement and instructions as to the method for (i) subscribing for ADS Rights and the delivery of payment, (ii) instructing the Depositary to sell the applicable number of Share Rights underlying their ADS Rights or (iii) surrendering their ADS Rights for the purpose of withdrawing the applicable number of underlying Share Rights held by the Depositary, in the form of Annex C to this Agreement (the “Instructions”). The Subscription Form is to be used by the Rights Holders to (i) subscribe for new ADSs in the Rights Offer (a “Subscription”), (ii) instruct the Depositary to sell the applicable number of Share Rights underlying their ADS Rights (a “Sell Instruction”) or (iii) surrender their ADS Rights for the purpose of withdrawing the applicable number of underlying Share Rights held by the Depositary (a “Surrender for Withdrawal” and, together with Subscription and Sell Instruction, each an “Instruction to Agent”). The period for Rights Holders to give Sell Instructions will end at 5:00 p.m., New York City time, on March 30, 2009 or such later date and time to which the Company may have extended the right to give Sell Instructions (the “Sell Instruction Expiration Time”). The period for Rights Holders to Surrender for Withdrawal will end at 5:00 p.m., New York City time, on March 30, 2009 or such later date and time to which the Company may have extended the right to Surrender for Withdrawal (the “Surrender Expiration Time” and, together with the Subscription Expiration Time and the Sell Instruction Expiration Time, each an “Expiration Time”).
     The ADS Rights will be not be transferable by Rights Holders or listed for trading on any securities exchange.
     1. The Company hereby appoints The Bank of New York Mellon as ADS rights agent (the “Agent”), and the Agent hereby accepts that appointment, on the terms and subject to the conditions set forth in this letter agreement (this “Agreement”).
     2. The Company shall request the Depositary to furnish to the Agent a list (the “Record ADS Holder List”) of the ADS Holders and their holdings of ADSs as of the Record Date. The Company shall furnish to the Agent sufficient copies of the Prospectus, Subscription Forms and the Instructions (including a Substitute Form W-9 and guidelines for certification of taxpayer identification number or Substitute Form W-9) (the Subscription Form and the Instructions, collectively, the “Rights Offer Material”), it being understood that the Prospectus shall be made available to Rights Holders electronically and, upon the request of a Rights Holder only, by post.
     3. (a) As soon as practicable after the Record Date, the Agent shall prepare a Subscription Form in the name of each ADS Holder showing the number of ADS Rights to which that ADS Holder is entitled (except all entitlements shall be rounded down to the nearest whole ADS Right). The Agent shall calculate the aggregate of the fractional ADS Rights to which Holders would be entitled but for the rounding down of entitlements, and include in that total fractional entitlements of Beneficial Owners owning ADSs through participants in The Depository Trust Company (“DTC”), to the extent those fractional entitlements are reported to the Agent by DTC by the first day of the period to exercise ordinary share rights).
          (b) As soon as practicable after receiving notice from the Company that the Rights Offer was approved by the shareholders of the Company, and after receiving the materials specified in Section 2, the Agent shall register in the name of each ADS Holder the number of ADS Rights to which that ADS Holder is entitled and mail to each ADS Holder by first class mail (i) the Subscription Form prepared under Section 3(a), (ii) the Instructions (including a

Substitute Form W-9 and guidelines for certification of taxpayer identification number or substitute Form W-9)and (iii) a return envelope addressed to the Agent;
          (c) In the event that the Rights Offer Material is returned to the Agent for any reason and a proper delivery thereof cannot be effected to an ADS Holder, the Agent shall hold such Rights Offer Material, and that ADS Holder’s ADS Rights will be treated as unexercised. The Agent shall supply the Company with such information as the Company may request with respect to any Rights Offer Material that cannot be delivered to an ADS Holder.
     4. In the event that, prior to the Expiration Time, any Rights Holder notifies the Agent that the Rights Offer Material to which such Rights Holder is entitled has not been delivered, or has been lost, stolen or destroyed, the Rights Agent will furnish to such Rights Holder a copy of the Rights Offer Material. The Company agrees to supply the Rights Agent with sufficient copies of the Rights Offer Material for such purposes.
     5. The Agent will keep or cause to be kept books for registration of the ADS Rights issued hereunder. Such books shall show the names and addresses of the respective Rights Holders and the number of ADS Rights held by each of them.
     6. (a) The Agent is hereby authorized and directed to receive Instructions to the Agent on behalf of the Company until the applicable Expiration Time. Any funds that the Rights Agent receives during the Subscription Period from Rights Holders in respect of payments for new ADSs shall be deposited in a non-interest bearing account that the Agent designated solely for such purpose (the “Deposit Account”). Such funds shall remain in the Deposit Account until they are disbursed in accordance with Section 8 or 13.
          (b) The Agent will examine the Subscription Forms received by it as Agent to ascertain whether the forms appear to have been completed and executed in accordance with the Instructions. In the event the Agent determines that any Subscription Form does not appear to have been properly completed or executed, or where the Subscription Form does not appear to be in proper form to give the applicable Instruction to Agent, or any other irregularity in connection with the Instruction to Agent appears to exist, the Agent will follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected. The Agent is not authorized to waive any irregularity in connection with the Instruction to Agent, unless it shall have been specifically authorized by the Company to do so. If any such irregularity is neither corrected nor waived, you will return to the instructing Rights Holder by first class mail under a blanket surety bond or insurance protecting you and the Company from losses or liabilities arising out of the non-receipt or nondelivery of Subscription Forms or by registered mail insured separately for the value of such ADS Rights) to such Rights Holder’s address as set forth in any Subscription Form surrendered in connection therewith and any other documents received with it.
          (c) The Agent will follow its regular procedures to attempt to reconcile any discrepancies between the number of ADS Rights that any Subscription Form may indicate are held by a Rights Holder and the number that the Record ADS Holders List indicates were issuable to such Rights Holder. In any instance where the Agent cannot reconcile such discrepancies by following such procedures, the Agent will consult with the Company for instructions as to the number of ADS Rights, if any, with respect to which the Agent is authorized to accept the applicable Instruction to Agent. In the absence of such instructions, the Agent is authorized not to accept any Instruction to Agent from such Rights Holder.
          (d) The Agent shall accept Instructions to Agent, without further authorization or direction from the Company, without procuring supporting legal papers or other proof of authority to sign (including without limitation proof of appointment of a fiduciary or other person acting in a representative capacity), and without signatures of co-fiduciaries, co-representatives or any other person:
               (i) if the ADS Rights are registered in the name of a fiduciary and the Subscription Form is executed by and new ADSs are to be issued in the name of, or proceeds of sale are to be paid to, or Share Rights are to be delivered to the account of, such fiduciary;
               (ii) if the ADS Rights are registered in the name of joint tenants, the Subscription Form is executed by one of the joint tenants, provided the new ADSs are to be issued in the names of, and are to be delivered to, or proceeds of sale are to be paid to, or Share Rights are to be delivered to the account of, such joint tenants;
               (iii) if the ADS Rights are registered in the name of a corporation and the Subscription Form is executed by a person in a manner which appears or purports to be done in the capacity of an officer, or agent thereof, provided that the new ADSs are to be issued in the name of, or proceeds of sale are to be paid to, or Share Rights are to be delivered to the account of, such corporation; or
               (iv) if the ADS Rights are registered in the name of an individual and the Subscription Form is executed by a person purporting to act as such individual’s executor, administrator or personal representative, provided that the new ADSs are to be issued in the name of, or proceeds of sale are to be paid to, or Share Rights are to be delivered to the account of, that person in its capacity as executor, administrator of the estate or the personal representative of, the deceased registered holder and there is no evidence indicating the person that signed is not the duly authorized representative that he purports to be.
          (e) The Agent shall refer to the Company for specific instructions as to acceptance or rejection of Instructions to Agent received after the applicable Expiration Time, or not authorized to be accepted under this Section 6, or otherwise failing to comply with the requirements of the Prospectus and the terms and conditions of the ADS Rights.
     7. (a) The Agent shall advise the Company daily by e-mail or telecopy to the attention of Paul Stafford at paulstafford@hsbc.com (the “Company Representative”), with copies to Goldman Sachs International (to the attention of Alex Watkins at alex.watkins@gs.com) and JPMorgan Cazenove (to the attention of Paul Matthews at paul.matthews@jpmorgancazenove.com) as to the total number of (i) ADS Rights exercised and the total amount of funds received, (ii) ADS Rights covered by Sell Instructions and (iii) ADS Rights surrendered for withdrawal of Share Rights, with cumulative totals for each.
          (b) As promptly as practicable after the applicable Expiration Time, but in any event on or before 5:00 p.m. (New York City time) on the following business day, the Agent shall send to the Company Representative a final report as to the applicable matters specified in Section 7(a) above.
     8. (a) On or about the second day of the subscription period in connection with the Share Rights Offering, the Agent shall instruct the Depositary to sell a number of Share Rights underlying the aggregate of fractional ADS Rights entitlements (as determined by the Agent under Section 3(a)) on the London Stock Exchange and pay the net proceeds of any sale of that kind, after conversion into U.S. dollars, to the Agent. Upon receipt of any proceeds of that kind, the Agent will pay them to the Holders entitled to them.
          (b) As promptly as practicable after the Subscription Expiration Time and prior to the expiration of the subscription period in connection with the Share Rights Offering, subject to the limitation in subsection (e) below, the Agent shall (i) purchase from the Company and the Company shall sell to the Agent, at an exchange rate (the “Exchange Rate”) that will be determined by the Company in the manner described in the Prospectus for the determination of the final U.S. dollar price for new ADSs and of which the Company shall notify the Agent, for one-day settlement, an amount of Sterling sufficient to pay the applicable U.K. stamp duty reserve tax in respect of the issuance of the number of new Shares to be represented by the number of new ADSs determined under Section 7(b) above, and provide the proceeds of that purchase to the Depositary’s custodian under the Deposit Agreement (the “Custodian”), (ii) instruct the Depositary to (A) exercise the Share Rights to purchase that number of new Shares and (B) upon receipt by the Custodian of the Shares delivered upon exercise of those Share Rights, deliver the ADSs issuable in respect of those Shares to the Agent and (iii) pay the U.S. dollar equivalent of the subscription price for that number of new Shares, based on the Exchange Rate, to an account specified by the Company. Subject to subsection (d) below, the Agent shall deliver those ADSs to the Rights Holders entitled to them as promptly as practicable thereafter.
          (c) In connection with the subscriptions for new Shares under subsection (b) above, if the Deposit Amount exceeded the sum of the cost of the purchased Sterling, currency conversion expense and the U.S. dollar equivalent of the Share subscription price as determined above, the Agent shall refund the excess to the Rights Holders entitled to those funds without interest.
          (d) If a Rights Holder’s Deposit Amount is insufficient to cover the sum of the cost of the purchased Sterling, any currency conversion expense and the U.S. dollar equivalent of the Share subscription price as determined above, the Agent shall advance the deficiency on behalf of such Rights Holder to the extent the deficiency does not exceed 20% of such Rights Holder’s required Deposit Amount. The Agent shall not be required to deliver new ADSs to any Rights Holder until it has received from such Rights Holder payment of any deficiency advanced by the Rights Agent. If the Rights Holder does not pay the amount of the deficiency financed by the Rights Agent within 14 days from the date of the deficiency notice, the Rights Agent may sell enough of the Rights Holder’s new ADSs to cover the amount of the deficiency. In that event, the Agent deliver to the Rights Holder the remaining new ADSs and a check in the amount of any excess proceeds, net of currency conversion expenses, taxes and expenses of the subscription and the commissions on the sale.
          (e) If, and to the extent that, the amount of any deficiency exceeds 20% of the amount of a Rights Holder’s required Deposit Amount, the Agent (i) shall not be required to advance the amount of that deficiency and (ii) may reduce the amount of that Rights Holder’s subscription for new ADSs pro rata.
     9. As promptly as practicable after receiving a Sell Instruction, the Agent shall instruct the Depositary to sell the applicable number of underlying Share Rights on the London Stock Exchange and pay to the Agent the net proceeds of any sale of that kind, after conversion into U.S. dollars and deduction of the fee of the Depositary for a cash distribution of up to $0.02 per ADS underlying each ADS Right in respect of which that Sell Instruction was given. Upon receipt of those net proceeds, the Agent will cancel the applicable ADS Rights and pay those net proceeds, net of any required backup withholding amount to the instructing Rights Holder.
     10. As promptly as practicable after receiving a Surrender for Withdrawal, including specification of a securities account to which Share Rights may be delivered, the Agent will cancel those ADS Rights and instruct the Depositary to deliver the applicable number of underlying Share Rights to the account specified by the surrendering Rights Holder.
     11. As soon as practicable following the expiration of the Share Rights Offering, the Company shall deposit the Shares underlying all Share Rights exercised by the Depositary with the Custodian.

     12. If the Agent receives a payment from the Depositary in respect of Share Rights that expired unexercised (which will have been converted by the Depositary into U.S. dollars and will be net of the fee of the Depositary for a cash distribution of up to $0.02 per ADS underlying each ADS Right that expired unexercised), the Agent shall distribute the funds so received to the Rights Holders entitled to them.
     13. If for any reason the Company instructs the Rights Agent in writing that the Share Rights Offering will not proceed, the Rights Agent shall refund any Deposit Amount paid in U.S. dollars, without interest and net of any currency conversion or other expenses which were properly incurred and not refunded to the Rights Agent, to the subscribing Rights Holders entitled thereto.
     14. The Depositary will register new ADSs purchased in the Rights Offer in the name of the Agent on an uncertificated basis. Except in the case of subscriptions received from participants in The Depository Trust Company (“DTC”) or as otherwise provided in this Agreement, the Agent will instruct the Depositary to re-register those new ADSs in the names of the Rights Holders entitled to them and to mail confirmations of those registrations to those Rights Holders. Except as otherwise provided in this Agreement, the Agent will instruct the Depositary to re-register new ADSs subscribed through participants in DTC on a certificated basis in the name of DTC’s nominee and to deliver those ADSs to the DTC account of the DTC participant that give the applicable Subscription Instruction.
     15. Each document received by the Agent relating to its duties hereunder shall be dated and time stamped when received.
     16. The Company shall take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States or any other applicable jurisdiction, to insure that all new Shares and new ADSs issuable upon the exercise of the ADS Rights at the time of delivery of those securities (subject to payment of the subscription price) will be duly and validly issued and fully paid and nonassessable Shares or ADSs, free from all preemptive rights and taxes, liens, charges and security interests created or imposed by the Company with respect thereto.
     17. The Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under Federal and state laws which may be necessary or appropriate in connection with the issuance and delivery of ADS Rights or new Shares or new ADSs issued upon exercise of the ADS Rights.
     18. If new ADSs are to be delivered by the Agent to a person other than the person in whose name the ADS Rights were registered, the Agent will deliver no new ADSs until it receives a proper transfer instruction from the registered holder of ADS Rights and the person requesting such new ADSs has paid any transfer or other taxes or governmental charges required by reason of the issuance of new ADSs in a name other than that of the registered holder of the ADS Rights that were exercised, or has established to your satisfaction that any such tax or charge either has been paid or is not payable.
     19. (a) On or before January 31st of the year following the year in which a cash amount becomes payable to a Rights Holder, the Agent shall prepare and mail to that Rights Holder, unless that Rights Holder has demonstrated its status as a nonresident alien in accordance with U.S. Treasury Regulations (“Foreign Holders”), a Form 1099-B reporting the sale of securities as of the date such securities are surrendered for sale. The Agent shall also prepare and file copies of such Forms 1099-B by magnetic tape with the Internal Revenue Service.
          (b) With respect to any Rights Holder that has neither provided a tax identification number on an appropriate Form W-8 nor certified on Form W-9 that it is not subject to backup withholding, the Agent shall deduct and withhold the appropriate backup withholding tax from any payment made to that holder pursuant to the Internal Revenue Code.
          (c) Should any issue arise regarding federal income tax reporting or withholding, the Agent shall take such reasonable action as the Company may reasonably request in writing.
     20. Any instructions given to the Agent orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Company as soon as practicable. The Agent shall not be liable or responsible and shall be fully authorized and protected for acting in good faith, or in good faith failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section 20.
     21. Whether or not the Agent receives any Instructions to Agent, for its services as Agent hereunder, the Company shall pay to the Agent compensation for its services and reimburse it for its out-of-pocket expenses, including reasonable fees and disbursements of counsel in accordance with the written fee schedule set forth as Annex E to this Agreement.
     22. As Agent for the Company hereunder the Agent:
          (a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the Agent and the Company;
          (b) shall have no obligation to deliver any new ADSs or any proceeds of the sale of Share Rights unless and until delivered to the Agent by the Depositary;
          (c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any ADS Rights or new Shares or new ADSs issued upon exercise of ADS Rights, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the Rights Offer;
          (d) shall not be obligated to take any legal action hereunder;
          (e) may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to the Agent and in good faith believed by the Agent to be genuine and to have been signed by the proper party or parties;
          (f) shall not be liable or responsible for any recital or statement contained in the Prospectus or any other documents relating thereto;
          (g) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the Rights Offering, including, without limitation, obligations under applicable securities laws;
          (h) may rely on and shall be fully authorized and protected in acting in good faith or in good faith failing to act upon the receipt of written, telephonic or oral instructions with respect to any matter relating to the Agent acting as such under this Agreement (or supplementing or qualifying any such actions), and is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Company or counsel to the Company, and may apply to the Company, for advice or instructions in connection with the Agent’s duties hereunder, and the Agent shall not be liable for any delay in acting in good faith while waiting for those instructions; any applications by the Agent for written instructions from the Company may, at the option of the Agent, set forth in writing any action proposed to be taken or omitted by the Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective; the Agent shall not be liable for any action taken by, or omission of, the Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three business days after the date such application is sent to the Company, unless the Company shall have consented in writing to any earlier date) unless prior to taking any such action, the Agent shall have received written instructions in response to such application specifying the action to be taken or omitted;
          (i) may consult with counsel satisfactory to the Agent, including its in-house counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by the Agent hereunder in good faith and in accordance with the advice of such counsel;
          (j) may perform any of its duties hereunder either directly or by or through nominees, correspondents, designees, subagents or subcustodians, and the Agent shall not be liable or responsible for any misconduct or negligence on the part of any nominee, correspondent, designee, subagent or subcustodian appointed with due and reasonable care by it hereunder;
          (i) is not authorized, and shall have no obligation, to pay any brokers or dealers, or any soliciting fees to any person; and
          (k) shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any state or political subdivision thereof; and the Agent may consult with foreign counsel, at the Company’s expense, to resolve any foreign law issues that may arise as a result of the Company or any other person being subject to the laws or regulations of any foreign jurisdiction.
     23. (a) In the absence of gross negligence or willful misconduct on its part, the Agent shall not be liable for any action taken, suffered, or omitted by it in the performance of its duties under this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if the Agent has been advised of the possibility of such losses or damages and regardless of the form of action. Any liability of the Agent will be limited in the aggregate to the amount of fees paid by the Company hereunder. The Agent shall not be liable for any failures, delays or losses, arising directly or indirectly out of conditions beyond its reasonable control including, but not limited to, acts of government, exchange or market ruling, suspension of trading, work stoppages or labor disputes, fires, civil disobedience, riots, rebellions, storms, electrical or mechanical failure, computer hardware or software failure, communications facilities failures, war, terrorism, insurrection, earthquakes, floods, acts of God or similar occurrences.
          (b) In the event any question or dispute arises with respect to the proper interpretation of the Rights Offer or the Agent’s duties hereunder or the rights of the Company or of any ADS Holders or Rights Holders exercising or surrendering ADS Rights pursuant to the Rights Offer, the Agent shall not be required to act and shall not be held liable or responsible for its refusal to act until the question or dispute has been judicially settled (and, if appropriate, the Agent may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all persons interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to the Agent and executed by the Company and each such holder.
     24. The Company covenants to indemnify the Agent and hold it harmless from and against any loss, liability, claim or expense (“Loss”) arising out of or in connection with the Agent’s duties under this Agreement or the Rights Offer, including the costs and expenses of defending itself against any Loss, unless such Loss shall have been a result of the Agent’s gross negligence or willful misconduct.
     25. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days after the latest Expiration Time (the “Termination Date”). On the business day following the Termination Date, the Agent shall deliver to the Company any Rights Offer entitlements, if any, held by the Agent under this Agreement. The Agent’s right to be reimbursed for fees, charges and out-of-pocket expenses as provided in Section 21 above and the indemnification provisions of Section 24 above shall survive the termination of this Agreement.
     26. If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among us to the full extent permitted by applicable law.
     27. The Company represents and warrants that (a) it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the Rights Offer and the execution, delivery and performance of all transactions contemplated thereby (including this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the articles of association, bylaws or any similar document of the Company or any indenture, agreement or instrument to which it is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company and (d) the Rights Offer will comply in all material respects with all applicable requirements of law.
     28. In the event that any claim of inconsistency between this Agreement and the terms of the Rights Offer arise, as they may from time to time be amended, the terms of the Rights Offer shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of the Agent as such, which shall be controlled by the terms of this Agreement.
     29. Set forth in Annex D hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Agreement. The Secretary of the Company shall, from time to time, certify to the Agent the names and signatures of any other persons authorized to act for the Company under this Agreement.
     30. All notices given pursuant to the terms and provisions of this Agreement shall be in writing and may be hand delivered or sent by recognized courier services or by certified or registered mail, return receipt requested (or by facsimile confirmed by hand delivery, recognized courier service or certified or registered mail), and shall be addressed, if to the Company, to its address set forth beneath its signature to this Agreement, or, if to the Agent, to The Bank of New York Mellon, c/o BNY Mellon Shareowner Services, 480 Washington Blvd, Jersey City NJ 07310, Attention: Stephen M. Gilbert, with a copy to The Bank of New York Mellon, 101 Barclay Street, 22 West, New York, New York 10286, Attention: Joanne F. DiGiovanni, or to such other address of which a party hereto has notified the other party.

     31. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York. All actions and proceedings brought by the Agent relating to or arising from, directly or indirectly, this Agreement may be litigated in courts located within the State of New York. The Company hereby submits to the personal jurisdiction of such courts and consents that any service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder. Each of the parties hereto hereby waives the right to a trial by jury in any action or proceeding arising out of or relating to this Agreement.
          (b) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. This Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; except that (i) consent is not required for an assignment or delegation of duties by Agent to any affiliate of Agent and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by Agent shall not be deemed to constitute an assignment of this Agreement.
          (c) No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.
          (d) This Agreement is for the exclusive benefit of the parties hereto and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

     Please acknowledge receipt of this letter and confirm your agreement concerning your appointment as Agent, and the arrangements herein provided, by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement between us.

Very truly yours, HSBC HOLDINGS PLC
By:
	Name:	Ralph Barber
	Title:	Group Company Secretary

Address for notices: HSBC Holdings plc 8 Canada Square London E14 5HQ Attention: Paul Stafford Telephone: +44 207 992 1509 Facsimile: +44 207 991 4639 E-mail: paulstafford@hsbc.com

Accepted as of the date
above first written:

THE BANK OF NEW YORK MELLON, As Agent
By:
	Name:	Joanne F. DiGiovanni
	Title:	Vice President

Annex A	Form of Prospectus
Annex B	Form of Subscription Form
Annex C	Instructions
Annex D	Authorized Representatives
Annex E	Fee Schedule

ANNEX A
[Form of Prospectus]

ANNEX B
[Form of Subscription Form]

ANNEX C
[Form of Instructions]

ANNEX D
Authorized Representatives

Name	Title	Signature

Paul Stafford	Deputy Group Company Secretary

Ralph Barber	Group Company Secretary

ANNEX E
[Fee Schedule]